EXHIBIT 10.55

RESOLUTIONS

WHEREAS, the Board of Directors (the “Board”) of Taylor Capital Group, Inc., a Delaware corporation, duly organized and validly existing under the law of the State of Delaware (the “Corporation”) has determined that the Taylor Capital Group, Inc. Employee Stock Ownership Plan (the “Plan”) should be terminated; and

WHEREAS, the Corporation (through action of its Board or the Executive Committee of the Board) has the right to amend the Plan, as described in Section 17.1 of the Plan, and the Corporation has the right to terminate the Plan, as described in Section 17.2 of the Plan;

NOW, THEREFORE, BE IT RESOLVED, that the thirteenth amendment to the Plan is hereby approved and adopted, substantially in the form attached hereto as Exhibit A, effective May 31, 2008;

FURTHER RESOLVED, that the members of the Board are authorized and directed to take all actions they deem necessary or desirable to effect the foregoing resolution, including executing such documents as are necessary to effect such amendment and termination of the Plan; and

FURTHER RESOLVED, that the appropriate officers of the Corporation are hereby authorized and directed to take all actions that in their judgment or the judgment of legal counsel are necessary or advisable to carry out the purposes and intent of these resolutions, including, but not limited to, such other amendments of the Plan as may be necessary to preserve the tax-qualified status of the Plan under Section 401(a) of the Internal Revenue Code of 1986, as amended.

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I, Melvin E. Pearl, member of the Board of Directors of Taylor Capital Group, Inc., a Delaware Corporation, hereby certify that the foregoing is a true copy of the resolutions adopted by the Board at a meeting held May 8, 2008, properly called which a quorum was present that these resolutions has not been canceled or changed.

Dated this 19th of June 2008.

/s/ Melvin E. Pearl
Melvin E. Pearl
As Board Member as aforesaid

Exhibit A

Thirteenth Amendment to the

Taylor Capital Group, Inc. Employee Stock Ownership Plan

THIRTEENTH AMENDMENT OF THE

TAYLOR CAPITAL GROUP, INC. EMPLOYEE STOCK OWNERSHIP PLAN

WHEREAS, the Corporation has determined that the Plan should be terminated;

WHEREAS, the Corporation (through action of its Board of Directors (the “Board”) has the right to amend the Plan, as described in Section 17.1 of the Plan, and the Corporation has the right to terminate the Plan, as described in Section 17.2 of the Plan.

NOW, THEREFORE, effective May 31, 2008, the Plan is hereby terminated and amended as follows to reflect such termination:

I.

Effective May 31, 2008, a new Section 20 shall be added at the end of the Plan to read in its entirety as follows:

“SECTION 20.

CESSATION OF ACCRUALS AND CONTRIBUTIONS;

PLAN TERMINATION

20.1	Special Definitions

For purposes of this Article 20, the following terms shall have the following definitions:

(a)	“Participant Accounts” means any account maintained under the Plan in the name of an individual participant and listed in Section 6.1.

(b)	“Plan Termination Effective Date” means May 31, 2008.

20.2	Plan Termination

Upon the Plan Termination Effective Date, the Plan shall terminate. Upon such termination and notwithstanding any provision of the Plan to the contrary (a) all Participant Accounts shall become 100% vested, if not so vested already, and shall not thereafter be subject to forfeiture, (b) for each inactive participant, any amounts forfeited under subsection 10.4 shall be restored to such participant’s Participant Accounts if the unforfeited balance of such participant’s Participant Accounts has not otherwise been fully distributed to the participant prior to the Plan Termination Effective Date, (c) all distributions from the Plan shall thereafter be made in cash and Company Stock, as contemplated by Section 11 of the Plan (with the exception of a Participant’s Drovers account balance, which will be distributed in accordance with the provisions of Supplement A), and (d) the Plan and Trust shall continue in effect solely for the purpose of making final distributions to participants therefrom in accordance with this Section 20 and applicable law and to pay any outstanding expenses or obligations related thereto. The Plan and Trust shall not continue indefinitely as a “wasting trust.” The Company and the Committee shall continue to be empowered to take such actions as are necessary and appropriate to effectuate the lawful and orderly liquidation of the Plan after its termination.

20.3	Cessation of Eligibility

Notwithstanding any provision of the Plan to the contrary, no person shall become a participant or recommence participation in the Plan after the Plan Termination Effective Date.

20.4	Cessation of Contributions

No additional contributions shall be made to the Plan for periods commencing after the Plan Termination Effective Date, and no benefits shall accrue under the Plan after the Plan Termination Effective Date.

20.5	Distributions After Plan Termination

No amounts will be distributed from the Plan until receipt by the Company of the determination letter required by Section 20.6 if such distribution would not have occurred but for the termination of the Plan and this Section 20. Upon receipt of such determination letter, all account balances will be distributed.

20.6	Determination Letter

As soon as administratively feasible following the Plan Termination Effective Date, the Company shall submit an application to the Internal Revenue Service (the “IRS”) requesting a favorable determination on IRS Form 5310 with respect to the Plan, as amended and terminated. Following the date of such submission, the Company will take all reasonable steps necessary to secure the receipt of such determination letter by the Company.

20.7	Further Amendments

An officer of the Company may adopt such further amendments to the Plan, including amendments to the Plan after the Plan has been terminated as may be deemed necessary, including, but not limited to, such other amendments to the Plan as may be necessary to preserve the tax-qualified status of the Plan under Section 401(a) of the Code.”